Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-267435 on Form S-3MEF, Registration Statement No. 333-236018 on Form S-3/A, Registration Statement No. 333-163047 on Form S-3D and Registration Statement No. 333-231505 on Form S-8 of CNB Financial Corporation of our report dated March 3, 2022 relating to the consolidated financial statements.

/s/ Crowe LLP

Columbus, Ohio
March 3, 2023